SCHEDULE II




           VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                           (IN THOUSANDS)



                            Balance at           Write-offs   Balance
       Classification       Beginning              and        at end
                            of Year   Additions  Recoveries   of Year

Year ended March 31, 1997:
   Allowance for doubtful
  accounts and sales returns   $2,692  $   348   $  (118)    $3,158


Year ended March 31, 1996:
   Allowance for doubtful
  accounts and sales returns   $2,985  $   203       $496    $2,692

Year ended March 31, 1995:
  Allowance for doubtful
  accounts and sales returns   $2,359   $1,169       $543    $2,985